loanDepot announces third quarter 2026 financial results

Strategic expansion and continued productivity gains drive higher unit volume, stronger margins and improved operating efficiency despite rising interest rates and a challenging housing market.

Third Quarter 2026 Highlights:
•Origination volume declined 12% to $7.05 billion, while unit volume increased 7% from the second quarter of 2026, reflecting continued momentum in the Company’s expansion of home equity lending products.
•Revenue decreased 9% to $307 million and adjusted revenue decreased 2% to $302 million compared to the prior quarter, primarily due to lower origination income resulting from reduced mortgage volumes.
•Pull-through weighted gain on sale margin increased 54 basis points to 399 basis points, driven by deliberate shift toward higher-margin home equity loans.
•Operating leverage strengthened as expenses decreased by a greater amount than adjusted revenue, reflecting investment in productivity initiatives and benefits of a more efficient product mix.
•Impact of previously announced productivity initiatives increased from $12 million to $25 million of annualized cost savings expected to be realized through the remainder of 2026.
•Net loss of $29 million, compared with $7 million in the prior quarter.
•Adjusted net loss of $31 million, compared with $29 million in the prior quarter.
•Adjusted EBITDA of $17 million, compared with $20 million in the prior quarter.
•Repurchased $87 million of senior notes at an average purchase price of 88% of par.
•Completed the sale of $10 billion of Agency mortgage servicing rights (“MSRs”) and entered into an agreement to sell an additional $9 billion of Government MSRs, which closed in October.

IRVINE, Calif., November 09, 2026 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the third quarter ended September 30, 2026.

"Our third-quarter results demonstrate the progress we have made transforming loanDepot’s operating model over the last year, despite a significantly more challenging mortgage market throughout 2026,” said loanDepot Founder and Chief Executive Officer Anthony Hsieh. “While our third-quarter financial results were impacted by market conditions that became increasingly difficult compared to earlier in the year, the broader momentum in our business is clearly evident when viewed against where we were a year ago. Compared to the third quarter of 2025, we increased origination volume by 8%, grew unit volume by 33%, increased purchase volume by 10%, improved return on marketing by 14%, and reduced our cost to produce by 16%1. These results reflect the success of our ongoing turnaround efforts to diversify revenue sources, improve operating efficiency, and strengthen our competitive position across market cycles.

Hsieh continued, "Our strategic expansion into home equity lending creates attractive growth opportunities by serving homeowners seeking access to liquidity while preserving their low-rate first mortgages. The rapid growth of this business reflects both the agility of our platform and the strength of our technology investments, which have enabled us to scale efficiently while delivering a seamless customer experience. Based on our analysis of publicly available industry data and internal estimates, we believe loanDepot ranked among the top three non-bank home equity lenders during the third quarter based on volume. This growth demonstrates the power of our Direct to Consumer channel, which we believe is one of only two scaled, branded, Fintech modeled, direct-to-consumer mortgage platforms in the marketplace. At the same time, we remain deeply committed to the
1 Internal management metrics: Return on marketing is lead expense to direct channel revenue and cost per funded loan is mortgage origination-related expenses to total origination volume.

purchase market, where we continue to expand our partnerships with homebuilders while also growing our retail loan officer sales force. Together, these investments led to a 9% gain in our purchase mortgage market share compared to a year ago. Finally, our productivity initiatives continue to deliver measurable results as we streamline operations through automation and technology-enabled efficiencies, including automated underwriting and digital closing technologies.

Hsieh concluded, “While elevated interest rates remain a headwind for mortgage demand, we believe the actions we have taken to diversify our product offerings, expand our purchase market presence, improve efficiency, strengthen margins, and optimize our balance sheet have positioned loanDepot to emerge from this cycle as a stronger and more competitive company. We remain focused on growing market share, improving profitability, and creating long-term value for our shareholders.”

"Despite persistent pressure on industry mortgage volumes from higher interest rates, we continued to make progress against our strategic priorities of improving operating efficiency, expanding revenue opportunities and strengthening the path toward sustainable profitability," said David Hayes, Chief Financial Officer. “We also continued to proactively manage liquidity and our balance sheet. During the quarter, we completed the sale of approximately $10 billion of Agency MSRs, and combined with the opportunistic repurchase of senior notes at a discount to par, these transactions contributed to a reduction in net debt obligations by approximately $114 million, strengthened our liquidity position and enhanced financial flexibility as we continue executing our long-term strategy. In October, we sold an additional $9 billion of Government MSRs.”

Hayes concluded, “We continue to actively work to address our upcoming debt maturities and are pursuing several financing alternatives to refinance or extend our debt with financing counterparties. Our focus is on extending our debt maturity profile.”

Third Quarter Highlights:

Financial Summary

	Three Months Ended			Nine Months Ended
($ in thousands except per share data) (Unaudited)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Rate lock volume	$7,519,545	$8,994,216	$9,463,052	$27,959,256	$25,661,739
Pull-through weighted lock volume(1)	5,607,089	6,632,371	6,970,592	20,513,652	18,737,337
Loan origination volume	7,047,829	7,993,712	6,533,974	22,700,160	18,442,431
Gain on sale margin(2)	3.18%	2.86%	3.61%	2.98%	3.46%
Pull-through weighted gain on sale margin(3)	3.99%	3.45%	3.39%	3.30%	3.41%
Financial Results
Total revenue	$307,145	$337,321	$323,324	$930,853	$879,482
Total expense	335,741	343,938	333,613	1,021,179	968,209
Net loss	(28,686)	(6,622)	(8,734)	(90,250)	(74,704)
Diluted loss per share	$(0.08)	$(0.02)	$(0.02)	$(0.27)	$(0.19)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$302,208	$307,341	$325,368	$908,853	$895,997
Adjusted net loss	(30,829)	(29,435)	(2,688)	(93,821)	(44,364)
Adjusted EBITDA	16,917	20,268	48,998	51,546	93,199
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Non-volume2 related expenses decreased $10.4 million from the second quarter of 2026, primarily reflecting lower servicing expense and other interest expense.
•Pull-through weighted lock volume was $5.6 billion for the third quarter of 2026, a decrease of $1.0 billion or 15% from the second quarter, primarily reflecting the Company’s strategic mix shift toward higher-margin HELOC production, which does not carry an associated interest rate lock.
•Loan origination volume for the third quarter of 2026 was $7.0 billion, a decrease of $945.9 million or 12% from the second quarter of 2026.
•Purchase volume totaled 61% of total loans originated during the third quarter, up from 57% during the second quarter of 2026.
2 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related.

•Our preliminary organic refinance consumer direct recapture rate3 decreased to 52% for the third quarter from the second quarter 2026’s recapture rate of 68%.

Outlook for the fourth quarter of 2026
•Pull-through weighted rate lock volume of between $3.25 billion and $5.25 billion.
•Origination volume of between $4.5 billion and $6.5 billion.
•Pull-through weighted gain on sale margin of between 425 basis points and 465 basis points.
•Gain on sale margin of between 315 basis points and 355 basis points.

Servicing

	Three Months Ended			Nine Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Due to collection/realization of cash flows	$(42,448)	$(49,538)	$(44,154)	$(143,428)	$(123,162)

Due to changes in valuation inputs or assumptions	80,371	36,677	(12,007)	117,496	(35,551)
Realized (losses) gains on sale of servicing rights(1)	(1)	(588)	45	(1,478)	151
Other realized (losses) gains on sales of servicing rights(2)	(1,328)	210	(211)	(1,173)	(484)
Net (loss) gain from derivatives hedging servicing rights	(74,105)	(6,319)	10,129	(92,845)	19,369
Valuation changes in servicing rights, net of hedging gains and losses	4,937	29,980	(2,044)	22,000	(16,515)
Changes in fair value of servicing rights, net	$(37,511)	$(19,558)	$(46,198)	$(121,428)	$(139,677)

Servicing fee income	$112,672	$111,964	$111,783	$333,385	$324,270
(1)Includes realized MSR sale gain and broker fees
(2)Includes the (provision) recovery for estimated losses.

3 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. Data is as of October 16, 2026.

	Three Months Ended			Nine Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Balance at beginning of period	$1,751,543	$1,669,648	$1,616,854	$1,637,706	$1,615,510
Additions	79,201	98,335	69,163	264,686	188,789
Sales proceeds, net	(165,696)	(2,991)	(11,642)	(172,012)	(27,478)
Changes in fair value:
Due to changes in valuation inputs or assumptions	80,371	36,677	(12,007)	117,496	(35,551)
Due to collection/realization of cash flows	(42,448)	(49,538)	(44,154)	(143,428)	(123,162)
Realized (losses) gains on sales of servicing rights(1)	(1)	(588)	45	(1,478)	151
Total changes in fair value	37,922	(13,449)	(56,116)	(27,410)	(158,562)
Balance at end of period (2)	$1,702,970	$1,751,543	$1,618,259	$1,702,970	$1,618,259
(1)Includes realized MSR sale gain and broker fees.
(2)Balances are net of $22.5 million, $28.3 million, and $19.7 million of servicing rights liability as of September 30, 2026, June 30, 2026, and September 30, 2025, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep-26 vs Jun-26	Sep-26 vs Sep-25
Servicing portfolio (unpaid principal balance)	$115,791,359	$123,387,503	$118,228,146	(6.2)%	(2.1)%

Total servicing portfolio (units)	441,209	465,089	440,358	(5.1)	0.2

60+ days delinquent ($)	$2,371,572	$2,142,638	$1,715,453	10.7	38.2
60+ days delinquent (%)	2.0%	1.7%	1.5%
Servicing rights, net to UPB	1.5%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep-26 vs Jun-26	Sep-26 vs Sep-25
Cash and cash equivalents	$214,413	$229,128	$459,161	(6.4)%	(53.3)%
Loans held for sale, at fair value	1,979,288	2,643,032	2,606,361	(25.1)	(24.1)
Loans held for investment, at fair value	116,221	106,268	111,341	9.4	4.4
Servicing rights, at fair value	1,725,465	1,779,817	1,637,930	(3.1)	5.3
Total assets	6,163,751	6,696,560	6,244,985	(8.0)	(1.3)
Warehouse and other lines of credit	1,851,744	2,443,802	2,382,706	(24.2)	(22.3)
Total liabilities	5,852,837	6,363,514	5,811,675	(8.0)	0.7
Total equity	310,914	333,046	433,310	(6.6)	(28.2)

A decrease in loans held for sale at September 30, 2026, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.4 billion at September 30, 2026 and June 30, 2026. Available borrowing capacity was $2.5 billion at September 30, 2026.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
REVENUES:
Interest income	$37,811	$39,692	$39,937	$116,886	$115,954
Interest expense	(34,852)	(37,433)	(36,878)	(108,964)	(107,937)
Net interest income	2,959	2,259	3,059	7,922	8,017

Gain on origination and sale of loans, net	159,372	176,740	201,304	528,118	542,490
Origination income, net	64,607	52,224	34,750	149,453	95,539
Servicing fee income	112,672	111,964	111,783	333,385	324,270
Change in fair value of servicing rights, net	(37,511)	(19,558)	(46,198)	(121,428)	(139,677)
Other income	5,046	13,692	18,626	33,403	48,843
Total net revenues	307,145	337,321	323,324	930,853	879,482

EXPENSES:
Personnel expense	171,507	180,729	161,150	527,603	465,427
Marketing and advertising expense	27,717	26,694	37,700	83,417	113,828
Direct origination expense	34,572	27,840	21,965	87,500	64,375
General and administrative expense	44,774	47,528	45,352	139,183	129,214
Occupancy expense	4,808	4,595	4,287	13,678	12,715
Depreciation and amortization	5,833	5,869	6,729	18,037	20,774
Servicing expense	8,551	8,820	12,138	28,849	30,321
Other interest expense	37,979	41,863	44,292	122,912	131,555
Total expenses	335,741	343,938	333,613	1,021,179	968,209

Loss before income taxes	(28,596)	(6,617)	(10,289)	(90,326)	(88,727)
Income tax expense (benefit)	90	5	(1,555)	(76)	(14,023)
Net loss	(28,686)	(6,622)	(8,734)	(90,250)	(74,704)
Net loss attributable to noncontrolling interests	(8,957)	(2,089)	(3,852)	(28,501)	(34,538)
Net loss attributable to loanDepot, Inc.	$(19,729)	$(4,533)	$(4,882)	$(61,749)	$(40,166)

Basic loss per share	$(0.08)	$(0.02)	$(0.02)	$(0.27)	$(0.19)
Diluted loss per share	$(0.08)	$(0.02)	$(0.02)	$(0.27)	$(0.19)

Weighted average shares outstanding
Basic	232,312,698	231,643,671	211,442,981	230,969,256	206,745,124
Diluted	232,312,698	231,643,671	211,442,981	230,969,256	206,745,124

Consolidated Balance Sheets

($ in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$214,413	$229,128	$337,232
Restricted cash	119,126	70,717	63,790
Loans held for sale, at fair value	1,979,288	2,643,032	3,165,542
Loans held for investment, at fair value	116,221	106,268	109,821
Derivative assets, at fair value	72,842	59,225	42,365
Servicing rights, at fair value	1,725,465	1,779,817	1,658,223
Trading securities, at fair value	75,179	82,008	85,640
Property and equipment, net	71,075	65,485	61,929
Operating lease right-of-use asset	23,358	25,951	23,877
Loans eligible for repurchase	1,504,587	1,401,739	1,074,386
Investments in joint ventures	18,128	18,177	18,251
Other assets	244,069	215,013	216,880
Total assets	$6,163,751	$6,696,560	$6,857,936

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$1,851,744	$2,443,802	$2,902,539
Accounts payable and accrued expenses	418,375	346,638	349,350
Derivative liabilities, at fair value	29,424	6,341	10,718
Liability for loans eligible for repurchase	1,504,587	1,401,739	1,074,386
Operating lease liability	32,638	34,790	34,630
Debt obligations, net	2,016,069	2,130,204	2,100,303
Total liabilities	5,852,837	6,363,514	6,471,926
EQUITY:
Total equity	310,914	333,046	386,010
Total liabilities and equity	$6,163,751	$6,696,560	$6,857,936

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Loan origination volume by type:
Conventional conforming	$2,366,023	$3,263,295	$2,841,170	$9,562,630	$7,927,934
FHA/VA/USDA	2,117,326	2,819,401	2,498,743	7,423,171	7,236,928
Jumbo	931,029	794,773	444,946	2,394,047	1,187,068
Other	1,633,451	1,116,243	749,115	3,320,312	2,090,501
Total	$7,047,829	$7,993,712	$6,533,974	$22,700,160	$18,442,431

Loan origination volume by purpose:
Purchase	$4,325,991	$4,560,891	$3,949,864	$12,046,133	$11,277,549
Refinance - cash out	2,434,701	2,650,296	2,136,089	7,713,225	5,961,407
Refinance - rate/term	287,137	782,525	448,021	2,940,802	1,203,475
Total	$7,047,829	$7,993,712	$6,533,974	$22,700,160	$18,442,431

Loans sold:
Servicing retained	$5,222,684	$6,713,623	$4,168,356	$17,685,323	$11,918,712
Servicing released	2,495,561	2,001,477	2,488,073	6,421,676	6,847,994
Total	$7,718,245	$8,715,100	$6,656,429	$24,106,999	$18,766,706

Third Quarter Earnings Call
Management will host a conference call and live webcast today at 1:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

Register online at https://events.q4inc.com/attendee/498655934. A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under the Events & Presentation tab. A replay of the webcast will be made available following the conclusion of the event.

For more information about loanDepot, please visit the Company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA. We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs, the effects of contractual prepayment protection, broker fees associated with the sale of MSRs, and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. Beginning in the third quarter of 2026, we began to include the effects of contractual prepayment protection and broker fees associated with the sale of MSRs to appropriately capture all valuation changes in MSRs up to and including the sales date and broker fees as they are directly attributable to, and reduce, the consideration received on MSR sales to reflect the net value realized. Prior periods have been revised to conform with this new presentation. We have excluded expenses directly related to the cybersecurity incident in January 2024 that resulted from unauthorized access to our systems (the “Cybersecurity Incident”), net of insurance recoveries during fiscal 2024, such as costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, and impairment charges to operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income,” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state, and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class B and Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Loss, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA are not intended as alternatives to total revenue, net loss, net loss attributable to the Company, or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Total net revenue	$307,145	$337,321	$323,324	$930,853	$879,482
Valuation changes in servicing rights, net of hedging gains and losses(1)	(4,937)	(29,980)	2,044	(22,000)	16,515
Adjusted total revenue	$302,208	$307,341	$325,368	$908,853	$895,997
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights and gains (losses) from the sale of MSRs. Beginning in the third quarter of 2026, we began to include the effects of contractual prepayment protection and broker fees associated with the sale of MSRs to appropriately capture all valuation changes in MSRs up to and including the sales date and broker fees as they are directly attributable to, and reduce, the consideration received on MSR sales to reflect the net value realized. Prior periods have been revised to conform with this new presentation.

Reconciliation of Net Loss to Adjusted Net Loss ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Net loss attributable to loanDepot, Inc.	$(19,729)	$(4,533)	$(4,882)	$(61,749)	$(40,166)
Net loss from the pro forma conversion of Class B or Class C common stock to Class A common stock (1)	(8,957)	(2,089)	(3,852)	(28,501)	(34,538)
Net loss	(28,686)	(6,622)	(8,734)	(90,250)	(74,704)
Adjustments to the (provision) benefit for income taxes(2)	(27)	5	978	23	8,769
Tax-effected net loss	(28,713)	(6,617)	(7,756)	(90,227)	(65,935)
Valuation changes in servicing rights, net of hedging gains and losses(3)	(4,937)	(29,980)	2,044	(22,000)	16,515
Stock-based compensation expense	6,307	5,281	3,599	17,982	7,060
Restructuring charges(4)	362	1,198	2,147	2,269	4,425
Cybersecurity incident(5)	414	1,058	473	1,594	1,562
Gain on extinguishment of debt	(4,122)	(1,170)	—	(5,292)	—
(Gain) loss on disposal of fixed assets	(483)	1,596	3	1,040	30
Other impairment(6)	38	—	—	38	5
Tax effect of adjustments(7)	305	(801)	(3,198)	775	(8,026)
Adjusted net loss	$(30,829)	$(29,435)	$(2,688)	$(93,821)	$(44,364)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class B common stock and Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the (provision) benefit for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.06	4.52	4.39	4.80%	4.39%
Effect of valuation allowance and other tax adjustments	(26.36)%	(25.29)%	—%	(25.72)%	—%
Effective income tax rate	(0.30)%	0.23%	25.39%	0.08%	25.39%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights and gains (losses) from the sale of MSRs. Beginning in the third quarter of 2026, we began to include the effects of contractual prepayment protection and broker fees associated with the sale of MSRs to appropriately capture all valuation changes in MSRs up to and including the sales date and broker fees as they are directly attributable to, and reduce, the consideration received on MSR sales to reflect the net value realized. Prior periods have been revised to conform with this new presentation.
(4)Reflects employee severance expense and professional services associated with restructuring efforts.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	232,312,698	231,643,671	211,442,981	230,969,256	206,745,124
Assumed pro forma conversion of weighted average Class B common stock and Class C common stock to Class A common stock (1)	105,977,644	106,139,515	119,970,814	106,108,197	123,031,001
Adjusted diluted weighted average shares outstanding	338,290,342	337,783,186	331,413,795	337,077,453	329,776,125
(1)Reflects the assumed pro forma exchange and conversion of Class B and Class C common stock.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Net loss	$(28,686)	$(6,622)	$(8,734)	$(90,250)	$(74,704)
Interest expense - non-funding debt (1)	37,979	41,863	44,292	122,912	131,555
Income tax expense (benefit)	90	5	(1,555)	(76)	(14,023)
Depreciation and amortization	5,833	5,869	6,729	18,037	20,774
Valuation changes in servicing rights, net of hedging gains and losses(2)	(4,937)	(29,980)	2,044	(22,000)	16,515
Stock-based compensation expense	6,307	5,281	3,599	17,982	7,060
Restructuring charges(3)	362	1,198	2,147	2,269	4,425
Cybersecurity incident(4)	414	1,058	473	1,594	1,562
(Gain) loss on disposal of fixed assets	(483)	1,596	3	1,040	30
Other impairment (5)	38	—	—	38	5
Adjusted EBITDA	$16,917	$20,268	$48,998	$51,546	$93,199
(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights and gains (losses) from the sale of MSRs. Beginning in the third quarter of 2026, we began to include the effects of contractual prepayment protection and broker fees associated with the sale of MSRs to appropriately capture all valuation changes in MSRs up to and including the sales date and broker fees as they are directly attributable to, and reduce, the consideration received on MSR sales to reflect the net value realized. Prior periods have been revised to conform with this new presentation.
(3)Reflects employee severance expense and professional services associated with restructuring efforts.
(4)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “aim,” “anticipate,” “expect,” “goal,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, our expansion of home equity lending and the expected benefits and durability of that strategy; turnaround efforts; competitive advantages and market differentiators; automation, technology and innovation initiatives and investments; strategic opportunities, strengths, plans, focuses, and progress; our momentum; our readiness to take advantage of improved market opportunities; market share; diversified product offerings and revenue sources; hedging strategy benefits; improving profitability; expenses and expense management; liquidity and financing strategies; servicing fee income; productivity initiatives and expected savings and results; loan officer growth; expanding partnership with homebuilders; operating efficiency; loan origination volumes; pull-through weighted lock volume; pull-through weighted gain on sale margin; gain on sale margin; our efforts to address or refinance our senior notes; and actions to reduce, extend or repurchase our debt.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives, including our 5x5 HomeLoan partnerships; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence and emerging technologies; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to favorably resolve regulatory matters related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates, changes in global trade policy and tariffs, geopolitical tensions and conflicts and impacts from government shutdowns; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; our failure to regain and maintain compliance with the continued listing standards of the New York Stock Exchange; our ability to address our senior notes; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025, as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster, and less stressful for customers and originators alike. The Company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji

Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com
LDI-IR